EXHIBIT 15.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 33-99550 and 333-9180) of Korea Electric Power Corporation (“KEPCO”) of our reports dated June 28, 2008 of Korea South-East Power Co., Ltd., with respect to (i) the balance sheet as of December 31, 2007, and the related statements of income, appropriation of retained earnings, changes in equity and cash flows for the year ended December 31, 2007 and (ii) the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 20-F of KEPCO.

/s/    KPMG Samjong Accounting Corp.

Seoul, Korea

June 30, 2008